American High-Income Trust
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$369,336
Class B	$25,895
Class C	$36,628
Class F	$48,474
Total	$480,333
Class 529-A	$5,014
Class 529-B	$736
Class 529-C	$1,887
Class 529-E	$273
Class 529-F	$228
Class R-1	$456
Class R-2	$4,926
Class R-3	$7,310
Class R-4	$4,930
Class R-5	$5,148
Total	$30,908

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4800
Class B	$0.4338
Class C	$0.4315
Class F	$0.4770
Class 529-A	$0.4768
Class 529-B	$0.4276
Class 529-C	$0.4281
Class 529-E	$0.4583
Class 529-F	$0.4877
Class R-1	$0.4273
Class R-2	$0.4304
Class R-3	$0.4569
Class R-4	$0.4749
Class R-5	$0.4937

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	771,687
Class B	58,146
Class C	84,693
Class F	107,213
Total	1,021,739
Class 529-A	11,057
Class 529-B	1,761
Class 529-C	4,578
Class 529-E	631
Class 529-F	500
Class R-1	1,100
Class R-2	11,996
Class R-3	17,068
Class R-4	11,342
Class R-5	10,719
Total	70,752

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$11.19
Class B	$11.19
Class C	$11.19
Class F	$11.19
Class 529-A	$11.19
Class 529-B	$11.19
Class 529-C	$11.19
Class 529-E	$11.19
Class 529-F	$11.19
Class R-1	$11.19
Class R-2	$11.19
Class R-3	$11.19
Class R-4	$11.19
Class R-5	$11.19